Exhibit 99.1

Frisch’s Restaurants Announces Transaction with Affiliate of NRD Partners I, L.P. at $34 Per Share

•	NRD Partners I, L.P.’s acquisition affiliate to Pay $34 Per Share in Cash to Acquire All Outstanding Common Stock of Frisch’s

•	Agreement Contemplates Continued Operation of all 95 Company Owned Frisch’s Restaurants along with 26 Franchised Locations

Cincinnati, OH, May 22, 2015 – Frisch’s Restaurants, Inc. (NYSE MKT: FRS) and NRD Partners I, L.P., a private equity fund, announced today an agreement pursuant to which an affiliate of NRD Partners I, L.P. will acquire all of the outstanding shares of Frisch’s Restaurants, Inc. for $34.00 per share in cash, or approximately $175 million. The transaction is expected to close before the end of September.

The $34.00 per share cash consideration represents a premium of approximately 21% as compared to the closing price of the Company’s common stock on May 21, 2015. Frisch’s will retain the ability to maintain its quarterly dividend policy until the close of the transaction.

The Company’s Board of Directors has determined that the proposed transaction is in the best interest of the Company and its current stockholders and has approved the transaction which is subject to customary closing and receiving regulatory and shareholder approvals. Following completion of the transaction, Craig F. Maier, the Company’s Chief Executive Officer, and Karen F. Maier, the Company’s Vice President of Marketing, will retire but will remain as franchisees of Frisch’s.

“We are pleased to have reached an agreement that maximizes value for our shareholders and ensures the iconic Frisch’s restaurants can continue to provide a full-service family dining experience to our guests,” said Craig Maier, Frisch’s Chief Executive Officer. “This is the culmination of over two years of strategic planning and this is the right transaction for the Company. Frisch’s has been a family operated business since my grandfather opened our first drive-in in 1939. On behalf of my entire family, I’d like to thank our loyal customers for allowing us to serve them ever since.”

“Frisch’s restaurants are among the most classic and adored family restaurants in the country,” said Aziz Hashim, NRD Partners I, L.P.’s chief executive officer. “We are excited to have an opportunity to acquire and implement our franchise growth strategy with this beloved brand.”

Frisch’s is being advised by Raymond James & Associates, Inc., its financial advisor. James R. Cummins and other members of the firm of Cummins & Brown LLC, a Cincinnati-based law firm, are acting as legal counsel to the Company in connection with the transaction. A copy of the merger agreement will be filed with the U.S. Securities and Exchange Commission and can be accessed on line at www.sec.gov.

About Frisch's Restaurants, Inc.

Frisch's is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy."  All Frisch’s Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee.  All of the Frisch's Big Boy restaurants also offer "drive-thru" service.  The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

About NRD Partners I, L.P.

NRD Partners I, L.P. (NRD) is a private equity fund founded by Aziz Hashim to fill a commonly perceived gap in franchise equity investing. NRD seeks to acquire brands that offer superior products and compelling unit economics and help them grow to their fullest potential through NRD's expanding network of franchisee investors. For more information, please visit www.nrdcapital.com

Cautionary Statement concerning Forward Looking Statements

Statements in this press release that are not descriptions of historical facts may be "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as "may", "will", "expect", "plan", "anticipate", "believe", or "project", or the negative of those words or other comparable words. Any forward-looking statements included in this communication are made as of the date hereof only, based on information available to Frisch’s Restaurants, Inc. as of the date hereof, and subject to applicable law to the contrary. Frisch’s Restaurants, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Frisch’s Restaurants, Inc.'s actual results to differ materially from those suggested by the projected information in such forward-looking statements. Such risks and uncertainties include, among others: any conditions imposed on the parties in connection with the consummation of the merger transactions described herein; adoption of the merger agreement by Frisch’s Restaurants, Inc.'s shareholders (or the failure to obtain such adoption); the ability to obtain regulatory approvals of the merger and the other transactions contemplated by the merger agreement on the proposed terms and schedule; Frisch’s Restaurants, Inc.'s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement and the transactions contemplated thereby; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed transactions; the risk that the merger and the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in Frisch’s Restaurants, Inc.'s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended June 3, 2014, filed with the Securities and Exchange Commission on August 7, 2014, in other of Frisch’s Restaurants, Inc.’s filings with the Securities and Exchange Commission from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions. Readers are cautioned not to place undue reliance on the forward-looking statements.

INVESTOR CONTACT:

Mark Lanning

Vice President-Finance and CFO

(513) 559-5200

Investor.relations@frischs.com

MEDIA CONTACTS:

Tom Becker	Angela Pruitt
(212) 573-6100	(212) 573-6100
Tom_Becker@sitrick.com	Angela_Pruitt@sitrick.com